Exhibit 99.1

Franklin Financial Network, Inc. Increases Its Quarterly Cash Dividend 50% to $0.06 Per Share

FRANKLIN, Tenn.--(BUSINESS WIRE)--October 23, 2019--Franklin Financial Network, Inc. (the “Company”) (NYSE: FSB), parent company of Franklin Synergy Bank, today announced that its Board of Directors has increased the Company’s quarterly cash dividend 50% to $0.06 per share, payable on November 29, 2019, to shareholders of record as of November 15, 2019.

Commenting on the announcement, J. Myers Jones, III, Chief Executive Officer, said, “We are committed to returning capital to our shareholders, including providing investors with a stable and growing dividend. The increase announced today demonstrates not only our commitment to that pledge, but the confidence that we have in our ability to generate strong cash flow, even as we remain well-positioned to capitalize on growth opportunities that arise in the future.”

Safe Harbor for Forward-Looking Statements

This media release contains forward-looking statements. Such statements include, but are not limited to, our long-term strategic goals. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," "will," "strategies" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Risks and uncertainties that could cause the Company's actual results to materially differ from those described in forward-looking statements include those discussed in Item 1A of the Company's Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on March 19, 2019. Future events and actual results, financial and otherwise, could differ materially from those set forth in or contemplated by the forward-looking statements herein. Future operating results of the Company are impossible to predict, and no representation or warranty of any kind can be made respecting the present or future accuracy of such forward-looking statements or the ability of the Company to meet its obligations, and no such representation or warranty is to be inferred.

About the Company

Franklin Financial Network, Inc. (NYSE: FSB) is a financial holding company headquartered in Franklin, Tennessee. The Company's wholly owned bank subsidiary, Franklin Synergy Bank, a Tennessee chartered commercial bank founded in November 2007 and a member of the Federal Reserve System, provides a full range of banking and related financial services with a focus on service to small businesses, corporate entities, local governments and individuals. With consolidated total assets of $4.1 billion at June 30, 2019, the Bank currently operates through 15 branches in the growing Williamson, Rutherford and Davidson Counties, all within the Nashville metropolitan statistical area. Additional information about the Company, which is included in the NYSE Financial-100 Index, the FTSE Russell 2000 Index and the S&P SmallCap 600 Index, is available at www.FranklinSynergyBank.com.

Contacts

Chris Black
EVP, Chief Financial Officer
(615) 721-6096
chris.black@franklinsynergy.com